Rule 424(b)(3) Prospectus
                              Sec File No. 33-36735

     Supplement to Prospectus dated June 24, 1996

          Reference is made to the Prospectus dated
August 19, 1996 (the "Prospectus") relating to shares of Common Stock, par value $1.00 per share ("Common
Stock"), of Crane Co. (the "Company") which may be sold from time to time by or for the account of nine persons
(collectively, the "Selling Shareholders") who acquired or will acquire shares of Common Stock pursuant to awards under the Crane Co. Restricted Stock Award Plan
(the "Restricted Stock Award Plan"), which Prospectus constitutes a resale prospectus as defined in General
Instruction C to Form S-8.

          The following information is presented to supplement the information set forth in the Prospectus with respect to the Selling Shareholders and the number of shares of Common Stock owned by them or granted to them under the Restricted Stock Award Plan.

                            Restricte
                            d Shares
                  Shares    Subject     Maximum
                  Owned as  to          Shares to
                  of        Forfeitur   be Offered
Selling           July 1,   e as of     Under this
Shareholder       1997(1)   July 1,     Prospectus
                            1997        (2)

R. S. Evans,      1,182,954     425,994     913,465
Chairman and            .01
Chief Executive
Officer
L. H. Clark,       4,749.22     140,861     144,350
President and
Chief Operating
Officer
R. J. Muller,     199,857.8      48,406     173,028
Jr., Executive            3
Vice President
A. I. duPont,        260.04      30,300      30,300
Vice President,
General Counsel
& Secretary
A. D.             17,890.18      18,627      26,250
Pantaleoni, Vice
President-
Health, Safety &
Environmental
R. B. Phillips,   94,763.88      24,553      87,000
Vice President-
Human Resources
D. S. Smith,      20,485.55      95,717     107,700
Vice President-
Finance and
Chief Financial
Officer
M. L. Raithel,    116,635.7      41,506     105,635
Controller                5
G. A. Dickoff      8,488.26      22,905      27,300
Treasurer

(1) Does not include restricted shares of Common Stock awarded under the Crane Co. Restricted Stock Award
     Plan which were not vested as of July 1, 1997.

(2)  Includes restricted shares of Common Stock subject
     to forfeiture as of      July 1, 1997 as well as
     shares of Common Stock previously acquired upon lapse of restrictions in accordance with the terms of the Restricted Stock Plan.

July 1, 1997
7197RS